UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2026

FIRST FOUNDATION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36461	20-8639702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5221 N. O'Connor Blvd. #1378
Irving, Texas	75309
(Address of Principal Executive Offices)	(Zip Code)

(469) 638-9636

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FFWM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2026, First Foundation Inc. (the “Company”) and First Foundation Bank (the “Bank”) entered into a First Amendment to Employment Agreement with Simone Lagomarsino, who currently serves as President and Chief Risk Officer of the Company and Bank (the “Lagomarsino Amendment”). The Lagomarsino Amendment amends that certain Employment Agreement dated February 11, 2025, by extending the term of Ms. Lagomarsino’s employment thereunder until December 31, 2027. No other material changes were made to the terms of Ms. Lagomarsino’s Employment Agreement.

On March 26, 2026, the Company entered into an Employment Agreement with James Britton, who currently serves as Executive Vice President and Chief Financial Officer of the Company and the Bank (the “Britton Agreement”). Pursuant to the Britton Agreement, Mr. Britton will continue to receive an annual base salary of $390,000, subject to increase at the discretion of the Board of Directors or its Compensation Committee, and may also receive a bonus in the Company’s sole discretion. Mr. Britton will be able to participate in the other benefit programs of the Company available to executive employees generally. If Mr. Britton’s employment is terminated without cause or Mr. Britton terminates his employment for good reason (in each case, as defined in the Britton Agreement), then he will be entitled to a lump sum payment equal to the lesser of (i) 12 months of his annual base salary and (ii) the aggregate base salary that would have been paid to him for the remainder of the term of the Agreement if such remaining term is shorter than 12 months. In the event of termination of Mr. Britton’s employment due to his death, his beneficiaries will be paid an amount equal to 100% of his base annual salary at the rate in effect immediately prior to his death. If Mr. Britton’s employment is terminated for cause or due to the expiration of the term, which is currently set for December 31, 2027, he will not be entitled to any severance compensation.

The foregoing descriptions of the Lagomarsino Amendment and the Britton Agreement are not intended to be complete and are qualified in their entirety by reference to such agreements, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 8.01	Other Events.

As previously reported, the Company and FirstSun Capital Bancorp (“FirstSun”) jointly announced on March 12, 2026, the receipt of regulatory approval from the Board of Governors of the Federal Reserve System to complete the proposed merger of the Company with and into FirstSun.  As a result, all necessary stockholder and bank regulatory approvals to complete the proposed merger have been obtained, and the Company expects the proposed merger will close on April 1, 2026.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	First Amendment to Employment Agreement, dated March 26, 2026, by and between the Company, the Bank and Simone Lagomarsino.

10.2	Employment Agreement, dated March 26, 2026, by and between the Company and James Britton.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FOUNDATION INC.

Date: March 31, 2026	By:	/s/ JAMES BRITTON
James Britton Executive Vice President and Chief Financial Officer